SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                   SEC FILE NUMBER: 000-21956

     [_] Form 10-K [_] Form 20-F [_] Form 11-K [X] Form 10-Q [_] Form N-SAR

For Period Ended: June 30, 2004


          [_] Transition Report on Form 10-K and Form 10-KSB
          [_] Transition Report on Form 20-F
          [_] Transition Report on Form 11-K
          [_] Transition Report on Form 10-Q and Form 10-QSB
          [_] Transition Report on Form N-SAR

          For the Transition Period Ended: ___________________________

--------------------------------------------------------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

--------------------------------------------------------------------------------

If the notification related to a portion of the filing checked above, identify the item(s) to which notification relates:


PART I - REGISTRANT INFORMATION

Full Name of Registrant:                  EVANS SYSTEMS, INC.
Former Name if Applicable:                N/A

Address of Principal Executive Office:    102 South Mechanic
                                          El Campo, Texas 77437

PART II - RULE 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[_] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semiannual report, or transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why form 10-K, 20-F, 11-K, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period

          The Registrant was unable to file the Form 10-Q for the fiscal quarter end June 30, 2004 (the "Report") without unreasonable effort or expense due to the related delays in gathering information for inclusion in the Report associated therewith.

PART IV - OTHER INFORMATION

          (1) Name and telephone number of person to contact in regard to this notification.

               Blair R. Couey             President           979-543-3922
               --------------------------------------------------------------
               (Name)                      (Title)         (Telephone Number)

          (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                          [X] Yes [_] No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          [_] Yes [X] No

               If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                               EVANS SYSTEMS, INC.
                              --------------------
                  (Name of Registrant as specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:     August 16, 2004               By:   /s/ BLAIR R. COUEY
                                             -----------------------------
                                        Name:     Blair R. Couey
                                        Title:    President